                                                                     Exhibit 4.C

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

NO-LAPSE ENHANCEMENT RIDER

This rider is made part of the policy to which it is attached if "No-Lapse Enhancement Rider" is shown in the Policy Specifications. Except as provided below, this rider is subject to all the terms of the base policy. This rider becomes effective as of the Policy Date of the policy. This rider consists of the No-Lapse Value Provision and the Reset Account Value Provision. The policy will not Lapse, as described in the Grace Period provision of the policy, as long as the requirements of one or both of these provisions are met even if the Net Accumulation Value is insufficient to meet the Monthly Deduction.

If the requirements of only one of these provisions are met, the Death Benefit Proceeds payable will be calculated under that provision. If the requirements of both of these provisions are met, the Death Benefit Proceeds payable will be the greater of the Death Benefit Proceeds calculated under each provision whose requirements have been met.

Monthly Deductions will continue and will be accumulated, but the Net Accumulation Value will not be less than zero. Cost of Insurance rates will not be charged on any amount in excess of the Death Benefit at the beginning of the Policy Month. Any Death Benefit payable will not be reduced by the accumulated unpaid Monthly Deductions. Upon termination of the No-Lapse Enhancement Rider, accumulated unpaid Monthly Deductions will need to be repaid in order to keep the policy In Force.

On any Monthly Anniversary Day on which both the No-Lapse Value, less Indebtedness, and the Reset Account Value, less Indebtedness, and the Net Accumulation Value are all less than or equal to zero, you will be notified of the pending Lapse as provided under the Grace Period provision of the policy.

The Grace Period provision of the policy will begin when the No-Lapse Value, less Indebtedness, and the Reset Account Value, less Indebtedness, are less than or equal to zero and when the terms of the Grace Period provision of the policy are met.

The duration of the Lapse Protection provided by this rider may be reduced if:

a.   premiums or other deposits are not received on or before their due date;

b.   any Indebtedness exists; or

c. you initiate any policy change that decreases the No-Lapse Value or Reset Account Value under the policy. Policy changes that could decrease the No-Lapse Value include, but are not limited to, partial surrenders, increases in Specified Amount, changes in Death Benefit Option. Policy changes that could decrease the Reset Account Value include, but are not limited to, partial surrenders, increases in Specified Amount and changes in Death Benefit Option.

THE DURATION OF COVERAGE MAY BE IMPACTED BY THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT. UNLESS THIS RIDER IS IN EFFECT, THE POLICY WILL TERMINATE IF ACTUAL PREMIUMS PAID AND INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE COVERAGE.

(A) NO-LAPSE VALUE PROVISION

LAPSE PROTECTION

The policy will not Lapse, as described in the Grace Period provision of the policy, as long as the No-Lapse Value, less Indebtedness, is greater than zero.

DEATH BENEFIT PROCEEDS

If the Accumulation Value is zero and the No-Lapse Value, less Indebtedness, is greater than zero, we will pay Death Benefit Proceeds equal to the Guaranteed Minimum Death Benefit less Indebtedness and less any partial surrenders (i.e. withdrawals) after the date of the Second Death.

GUARANTEED MINIMUM DEATH BENEFIT

The Guaranteed Minimum Death Benefit is shown in the Policy Specifications or in subsequent Policy Specifications, if later changed. The Guaranteed Minimum Death Benefit is chosen by you and used in determining the actual Death Benefit Proceeds provided by the rider. It may be decreased as described in the Changes in Guaranteed Minimum Death Benefit provision of this rider.

GUARANTEED MINIMUM DEATH BENEFIT PERCENTAGE

The Guaranteed Minimum Death Benefit Percentage is measured by dividing the Guaranteed Minimum Death Benefit on the Monthly Anniversary Day by the lesser of
(a) the current Specified Amount or (b) the Initial Specified Amount. The minimum initial Guaranteed Minimum Death Benefit Percentage is 70%.

CHANGES IN GUARANTEED MINIMUM DEATH BENEFIT

If the current Specified Amount is decreased below the Guaranteed Minimum Death Benefit, the Guaranteed Minimum Death Benefit will be decreased to a level equal to the current Specified Amount. The decrease will become effective on the same date as the decrease in Specified Amount. Decreases in the Guaranteed Minimum Death Benefit may be made at any time, upon request by you In Writing, and will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request. Increases in the Guaranteed Minimum Death Benefit will not be allowed.

FUNDING LEVEL

Funding Level is measured by dividing the No-Lapse Value on the Monthly Anniversary Day by the current Specified Amount.

NO-LAPSE VALUE

The No-Lapse Value is a reference value and is not used in determining the actual Accumulation Value or Death Benefit Proceeds provided by the policy. On each Monthly Anniversary Day, the No-Lapse Value will be calculated as (1), plus
(2), minus (3), plus (4), minus (5), minus (6) where:

(1)  is the No-Lapse Value on the preceding Monthly Anniversary Day.

(2) is all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load (as described in the Expense Charges and Fees for No-Lapse Value Provision of this rider).

(3) is the amount of any partial surrenders (i.e. withdrawals) and associated fees under the policy since the preceding Monthly Anniversary Day.

(4) is accumulated interest, as described in the Interest Credited on No-Lapse Value provision of this rider.

(5) is the No-Lapse Monthly Deduction for the month following the Monthly Anniversary Day.

(6) is the surrender charge, if any, as determined from the Table of Surrender Charges of the policy, for any decrease in Specified Amount on the Monthly Anniversary Day.

On any day other than a Monthly Anniversary Day, the No-Lapse Value will be the No-Lapse Value as of the preceding Monthly Anniversary Day, plus all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load, less partial surrenders and associated fees, plus accumulated interest.

The No-Lapse Value on the Policy Date will be the initial premium received less
(a) the No-Lapse Monthly Deduction for the first Policy Month and (b) the No-Lapse Premium Load.

The No-Lapse Value may become less than zero.

NO-LAPSE MONTHLY DEDUCTION

The No-Lapse Monthly Deduction for a Policy Month will be calculated as (1) plus
(2) where:

(1) is the No-Lapse Cost of Insurance (as described in the No-Lapse Cost of Insurance provision of this rider) and the cost of any additional benefits provided by rider for the Policy Month; and

(2) is the No-Lapse Monthly Administrative Fee (as described in the Expense Charges and Fees for No-Lapse Value provision of this rider).

INTEREST CREDITED ON NO-LAPSE VALUE

We will credit interest to the No-Lapse Value daily. The interest rate applied to borrowed and unborrowed funds will be based on the following table:

               COMPOUNDED    COMPOUNDED
POLICY YEAR    DAILY RATE   ANNUAL RATE
               ----------   -----------
1 - 7          0.005426%       2.00%
8              0.008099%       3.00%
9              0.010746%       4.00%
10             0.013368%       5.00%
11 and after   0.015965%       6.00%

NO-LAPSE COST OF INSURANCE

The No-Lapse Cost of Insurance under this rider is determined on a monthly basis. Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1) is the No-Lapse Death Benefit Value at the beginning of the policy month, divided by 1.0032737,

(2) is the No-Lapse Value at the beginning of the Policy Month after the deduction of the No-Lapse Monthly Administrative Fee but prior to the No-Lapse Monthly Deduction, or zero, if greater, and

(3) is the No-Lapse Factor as described in the Table of No-Lapse Factors for No-Lapse Value Provision attached to this rider.

NO-LAPSE DEATH BENEFIT VALUE

The No-Lapse Death Benefit Value, which is used to determine the No-Lapse Cost of Insurance, is calculated as described in the Death Benefit provisions of the policy using the No-Lapse Value in lieu of the Accumulation Value.

(B) RESET ACCOUNT VALUE PROVISION

LAPSE PROTECTION

The policy will not Lapse, as described in the Grace Period provision of the policy, as long as the Reset Account Value, less Indebtedness, is greater than zero.

DEATH BENEFIT PROCEEDS

If the Accumulation Value is zero and the Reset Account Value, less Indebtedness, is greater than zero, we will pay Death Benefit Proceeds equal to the greater of:

a. the Reset Death Benefit, less Indebtedness and less any partial surrenders (i.e. withdrawals) after the date of Second Death, or

b. an amount equal to the Reset Account Value multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Indebtedness and less any partial surrenders (i.e. withdrawals) after the date of Second Death.

RESET DEATH BENEFIT

At issue, the Reset Death Benefit equals the Initial Specified Amount. After issue, if the current Specified Amount is decreased below the Reset Death Benefit, the Reset Death Benefit will be decreased to a level equal to the current Specified Amount.

The decrease will become effective on the same date as the decrease in current Specified Amount.

RESET ACCOUNT VALUE

The Reset Account Value is a reference value and is not used in determining the actual Accumulation Value or Death Benefit Proceeds provided by the policy. On each Monthly Anniversary Day, the Reset Account Value will be calculated as (1), plus (2), minus (3), plus (4), minus (5), minus (6) where:

(1)  is the Reset Account Value on the preceding Monthly Anniversary Day.

(2) is all premiums received since the preceding Monthly Anniversary Day, less the Reset Account Premium Load (as described in the Expense Charges and Fees for Reset Account Value Provision of this rider).

(3) is the amount of any partial surrenders (i.e. withdrawals) and associated fees under the policy since the preceding Monthly Anniversary Day.


(4) is accumulated interest, as described in the Interest Credited on Reset Account Value provision of this rider.

(5) is the Reset Account Monthly Deduction for the month following the Monthly Anniversary Day.

(6) is the surrender charge, if any, as determined from the Table of Surrender Charges of the policy, for any decrease in Specified Amount on the Monthly Anniversary Day.

On any day other than a Monthly Anniversary Day, the Reset Account Value will be the Reset Account Value as of the preceding Monthly Anniversary Day, plus all premiums received since the preceding Monthly Anniversary Day, less the Reset Account Premium Load, less partial surrenders and associated fees, plus accumulated interest.

The Reset Account Value on the Policy Date will be the initial premium received less (a) the Reset Account Monthly Deduction for the first Policy Month and (b) the Reset Account Premium Load.

The Reset Account Value may become less than zero.

RESET ACCOUNT VALUE RESET

On each Policy Anniversary, if the Reset Account Value on that Policy Anniversary is less than the Accumulation Value on that same Policy Anniversary, the Reset Account Value will be reset to equal the Accumulation Value.

RESET ACCOUNT MONTHLY DEDUCTION

The Reset Account Monthly Deduction for a Policy Month will be calculated as (1) plus (2) where:

(1) is the Reset Account Cost of Insurance (as described in the Reset Account Cost of Insurance provision of this rider) and the cost of any additional benefits provided by rider for the Policy Month; and

(2) is the Reset Account Monthly Administrative Fee (as described in the Expense Charges and Fees for Reset Account Value Provision of this rider).

INTEREST CREDITED ON RESET ACCOUNT VALUE

We will credit interest to the Reset Account Value daily. The interest rate applied to borrowed and unborrowed funds will be a compounded daily rate of 0.010746% (equivalent to a compounded annual rate of 4.0%).

RESET ACCOUNT COST OF INSURANCE

The Reset Account Cost of Insurance under this rider is determined on a monthly basis. Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1) is the Reset Account Death Benefit Value at the beginning of the Policy Month, divided by 1.0032737;

(2) is the Reset Account Value at the beginning of the Policy Month after the deduction of the Reset Account Monthly Administrative Fee but prior to the Reset Account Monthly Deduction, or zero, if greater; and

(3) is the Reset Account Factor as described in the Table of Reset Factors for Reset Account Value Provision attached to this rider.

RESET ACCOUNT DEATH BENEFIT VALUE

The Reset Account Death Benefit Value, which is used to determine the Reset Account Cost of Insurance, is calculated as described in the Death Benefit provision of the policy using the Reset Account Value in lieu of the Accumulation Value.

(C) GENERAL PROVISIONS

GRACE PERIOD

The Grace Period provision of the policy will begin when the provisions of (a),
(b) and (c) below are met.

a. the No-Lapse Value of the No-Lapse Value Provision, less Indebtedness, is less than or equal to zero; and

b. the Reset Account Value of the Reset Value Provision, less Indebtedness, is less than or equal to zero; and

c.   the terms of the Grace Period provision of the policy are met.

ALLOCATION REQUIREMENT

This rider requires that Automatic Rebalancing, as described in the policy, be elected on the application and maintained as long as the rider is In Force. Additionally, we reserve the right to limit the amount of policy value in any one of a group of specified Variable Sub-Accounts to a maximum percentage of the total Net Accumulation Value of the policy. Should we choose to enforce this restriction we will provide 30 days advance Written Notice to you. Such notice will identify the restriction percentages to be applied and the Variable Sub-Accounts impacted. We will evaluate the imposition of these restrictions on a quarterly basis.

TERMINATION

This rider and all rights provided under it will terminate automatically upon whichever of the following occurs first: (a) the younger Insured reaches or would have reached Age 121, (b) surrender or other termination of the policy,
(c) discontinuation of Automatic Rebalancing, or (d) the Allocation Requirement is imposed and corrective action is not taken within 61 days after the date of mailing of the notice of such requirement. If the rider terminates due to (a) above, coverage will continue as provided under the Continuation of Coverage provision of the policy and the Death Benefit Proceeds provision of the rider will continue to apply. If the policy terminates and is reinstated, this rider will likewise be reinstated unless the rider terminated before the policy terminated.

                                     [LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK


                                     /s/ Dennis R Glass
                                     -------------------------------------------
                                     President]

             TABLE OF NO-LAPSE FACTORS FOR NO-LAPSE VALUE PROVISION

SPECIAL NOTE: These monthly reference factors are based on the sex, Age, Premium
              Class of each Insured and duration and are based upon an acuarial formula that reflects one-alive and both-alive probabilities. The reference factors shown below reflect the amount of the Flat Extra Monthly Insurance Cost or the Risk Factor, if any, shown in the Policy Specifications. These factors are not used in calculating the actual Accumulation Value or Death Benefit provided under the policy.

POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY
 YEAR      RATE      YEAR      RATE      YEAR      RATE      YEAR      RATE
------   --------   ------   --------   ------   --------   ------   --------
   1      0.02295      2      0.02426      3      0.02634      4      0.02933
   5      0.03332      6      0.03876      7      0.04560      8      0.05405
   9      0.06508     10      0.07936     11      0.09789     12      0.12213
  13      0.15268     14      0.19058     15      0.23550     16      0.28648
  17      0.34910     18      0.42634     19      0.51899     20      0.63030

  21      0.76020     22      0.91415     23      1.08543     24      1.27076
  25      1.47404     26      1.75034     27      2.03115     28      2.35971
  29      2.72627     30      3.12040     31      3.54657     32      3.98865
  33      4.44877     34      4.94325     35      5.46650     36      6.06034
  37      6.70836     38      7.46722     39      8.27337     40      9.14046

  41     10.10455     42     11.12808     43     12.25427     44     13.42959
  45     14.69464     46     16.00397     47     17.37788     48     18.76230
  49     20.17980     50     22.04880     51     24.09700     52     26.08377
  53     28.18580     54     30.28015     55     31.99327     56     34.80327
  57     37.66711     58     40.63112     59     43.06753     60     43.55976

  61     45.78379     62     49.43423     63     54.14769     64     61.36532
  65     68.05172     66     74.85414     67     75.18348     68     78.53808
  69     84.35494     70     90.63768     71     90.90909     72     90.90909
  73     90.90909     74     90.90909     75     90.90909     76     90.90909
  77     90.90909     78     90.90909     79     90.90909     80     90.90909

  81     90.90909     82     90.90909     83     90.90909     84     90.90909
  85     90.90909     86     90.90909     87     90.90909     88     90.90909
  89     90.90909

On each Monthly Anniversary Day, the monthly No-Lapse Factor is multiplied by a reduction factor if, at the appropriate Age and sex of the younger Insured, the Funding Level exceeds the level noted below.

         FUNDING         FUNDING            FUNDING         FUNDING
  AGE     LEVEL    AGE    LEVEL      AGE     LEVEL    AGE    LEVEL
------   -------   ---   -------   ------   -------   ---   -------
1 - 35     0.25%    36     0.26%     37       0.27%    38     0.29%
  39       0.31%    40     0.33%     41       0.36%    42     0.39%
  43       0.42%    44     0.46%     45       0.50%    46     0.54%
  47       0.57%    48     0.61%     49       0.64%    50     0.68%
  51       0.71%    52     0.75%     53       0.78%    54     0.82%

  55       0.85%    56     0.92%     57       0.98%    58     1.05%
  59       1.11%    60     1.18%     61       1.24%    62     1.31%
  63       1.37%    64     1.44%     65       1.50%    66     1.70%
  67       1.90%    68     2.10%     69       2.30%    70     2.50%
  71       2.80%    72     3.10%     73       3.40%    74     3.70%

  75       4.00%    76     4.50%     77       5.30%    78     6.50%
  79       8.00%    80    10.00%     81      12.00%    82    14.00%
  83      16.50%    84    19.00%     85      21.50%    86    24.50%
  87      28.00%    88    32.00%     89      36.00%    90    40.00%
  91      44.00%    92    48.00%   93-120    50.00%

The reduction factor, if applicable, is determined based on the Guaranteed Minimum Death Benefit Percentage. The following table shows the reduction factors.

 GUARANTEED                   GUARANTEED                  GUARANTEED
   MINIMUM                     MINIMUM                     MINIMUM
DEATH BENEFIT   REDUCTION   DEATH BENEFIT   REDUCTION   DEATH BENEFIT   REDUCTION
 PERCENTAGE       FACTOR       PERCENTAGE     FACTOR      PERCENTAGE      FACTOR
-------------   ---------   -------------   ---------   -------------   ---------
     70%          0.350          71%          0.352          72%          0.360
     73%          0.362          74%          0.364          75%          0.366
     76%          0.374          77%          0.376          78%          0.378
     79%          0.378          80%          0.388          81%          0.390
     82%          0.390          83%          0.392          84%          0.402

     85%          0.404          86%          0.404          87%          0.414
     88%          0.416          89%          0.416          90%          0.418
     91%          0.428          92%          0.428          93%          0.430
     94%          0.432          95%          0.442          96%          0.442
     97%          0.444          98%          0.446          99%          0.454

    100%          0.456

            TABLE OF RESET FACTORS FOR RESET ACCOUNT VALUE PROVISION

SPECIAL NOTE: These monthly reference factors are based on the sex, Age, Premium
              Class of each Insured and duration and are based upon an actuarial formula that reflects one-alive and both-alive probabilities. The reference factors shown below reflect the amount of the Flat Extra Monthly Insurance Cost, if any, shown in the Policy Specifications. These factors are not used in calculating the actual Accumulation Value or Death Benefit provided under the policy.

POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY
 YEAR      RATE      YEAR      RATE      YEAR      RATE      YEAR      RATE
------   --------   ------   --------   ------   --------   ------   --------

   1      0.19258      2      0.19269      3      0.19288      4      0.19316
   5      0.19353      6      0.19403      7      0.19468      8      0.19550
   9      0.19658     10      0.19800     11      0.19986     12      0.20235
  13      0.20554     14      0.20959     15      0.21450     16      0.22024
  17      0.22743     18      0.23653     19      0.24774     20      0.26160

  21      0.27831     22      0.29875     23      0.32241     24      0.34910
  25      0.37956     26      0.42159     27      0.46682     28      0.52162
  29      0.58553     30      0.65779     31      0.73967     32      0.82856
  33      0.92574     34      1.03453     35      1.15318     36      1.29129
  37      1.44725     38      1.63473     39      1.84248     40      2.07412

  41      2.34031     42      2.63504     43      2.97120     44      3.34247
  45      3.76069     46      4.21706     47      4.72176     48      5.25668
  49      5.82815     50      6.52786     51      7.31238     52      8.12030
  53      8.98081     54      9.85351     55     10.63889     56     11.64601
  57     12.60878     58     13.56494     59     14.36772     60     14.66320

  61     15.33097     62     16.28571     63     17.50665     64     19.38088
  65     21.14011     66     22.93920     67     23.01458     68     23.87011
  69     25.38086     70     27.02329     71     28.86973     72     30.87192
  73     33.06531     74     35.86064     75     38.75451     76     41.74707
  77     44.78250     78     47.96845     79     51.25153     80     54.43006

  81     57.53212     82     60.37288     83     64.40724     84     68.18943
  85     72.14275     86     76.51397     87     80.57973     88     84.74282
  89     90.90909

                            EXPENSE CHARGES AND FEES
                          FOR NO-LAPSE VALUE PROVISION

NO-LAPSE PREMIUM LOAD

We will deduct a No-Lapse Premium Load of 7.0% from each premium payment during Policy Years 1 through 20 and 4.0% thereafter.

NO-LAPSE MONTHLY ADMINISTRATIVE FEE

The No-Lapse monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year and (b) a monthly charge per $1,000 of the greater of the policy Initial Specified Amount or current Specified Amount for the first 120 months from the Policy Date. The charge described in (b) is noted in the Policy Specifications and will be based on the sex, Age and Premium Class of each Insured.

                            EXPENSE CHARGES AND FEES
                        FOR RESET ACCOUNT VALUE PROVISION

RESET ACCOUNT PREMIUM LOAD

We will deduct a Reset Account Premium Load of 7.0% from each premium payment during Policy Years 1 through 20, and 4.0% thereafter.

RESET ACCOUNT MONTHLY ADMINISTRATIVE FEE

The Reset Account monthly administrative fee consists of a monthly charge per $1,000 of the greater of the policy Initial Specified Amount or current Specified amount for the first 120 months from the Policy Date. The charge is noted in the Policy Specifications and will be based on the sex, Age and Premium Class of each Insured.